Exhibit 18.A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Luna Gold Corp.

We consent to the incorporation by reference in the registration statement (No. 333-108897) on Form S-8 of Luna Gold Corp. of our report dated March 30, 2006, with respect to the consolidated balance sheets of Luna Gold Corp. as at December 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years in the three year period ended December 31, 2005 and for the period from January 20, 2003 (inception of the new business) to December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of Luna Gold Corp.  Our report dated March 30, 2006 contains an explanatory paragraph that states that the Company will require additional debt or equity financing to provide working capital for operations in the future conditions that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ "KPMG LLP"

Chartered Accountants

Vancouver, Canada
July 10, 2006